Exhibit 14(a)

KPMG LLP

1601 Market Street
Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 29, 2022, with respect to the financial statements of abrdn Total Dynamic Dividend Fund, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Combined Proxy Statement/Prospectus and under the heading “Financial statements and supplemental financial information” in the Statement of Additional Information.

Philadelphia, Pennsylvania
October 24, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.